CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-194100 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company of New York on Form N-4 of our report dated April 15, 2014 on the financial statements Great-West Life & Annuity Insurance Company of New York (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to the financial statements which have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated business) appearing in the Statement of Additional Information, which is part of the Registration Statement.
We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in such Prospectus and in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
May 22, 2014